EXHIBIT 8(j)

                    Form of Participation Agreement (Summit)



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                          FUND PARTICIPATION AGREEMENT

         WHEREAS, the staff of the Midwest Regional Office of the United States Securities and Exchange Commission has requested that The Union Central Life Insurance Company, an Ohio Corporation ("Company"), and Carillon Fund, Inc., a Maryland Corporation ("Carillon Fund"), set forth in writing the terms and conditions by which shares of Carillon Fund shall be made available to serve as underlying investment media for the Company's separate account insurance and annuity products("Contracts") to be offered to the public by the Company, the parties hereto agree as follows:

1.       Establishment of Accounts Availability of Funds

         Company represents that it has established various mutual fund separate accounts ("Accounts"), separate accounts under Ohio law, to serve as investment vehicles for the Contracts. The Contracts provide for the allocation of net amounts received by Company to the Accounts for investment in the shares of a specified investment company selected among those companies available through the Accounts to act as underlying investment media. Selection of a particular investment company is made by the contract owner, who may change such selection from time to time in accordance with the terms of the applicable Contract.

2.       Marketing and Promotion.

         Company agrees to make every reasonable effort to market its Contracts. It will use its best efforts to give equal emphasis and promotion to shares of Carillon Fund as is given to other underlying investments of the Accounts. In marketing its


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Contracts, Company will comply with all applicable state or Federal laws.

3.       Pricing Information: Orders.

         Carillon Fund will make shares available to be purchased at net asset value applicable to each order. Fund shares shall be ordered in such quantity and at such time determined by the Accounts (or their successors as determined by Company) to be necessary to meet the requirements of those Contracts for which portfolios of Carillon Fund serve as underlying investment media.

         Carillon Fund will provide closing net asset value, dividend and capital gain information at the close of trading each business day to the Company. Orders for the purchase and sale of Carillon Fund shares will be telephoned by 11:00 a.m. Eastern Time of the morning of the following business day (after receipt by the Company) directly to Carillon Fund, and payment for net purchases will be wired to a custodial account designated by Carillon Fund, so as to coincide with the order for Carillon Fund shares. Carillon Fund appoints the Company as its agent for the limited purpose of accepting orders for the Accounts. Carillon Fund will execute orders at the net asset value determined as of the close of trading on the day of receipt of such orders by the Company acting as agent. However, any orders received by the Company acting as agent after the close of the New York Stock Exchange will be executed at the net asset value determined at the end of the following business day.

4.       Expenses.

         Except as noted in this Agreement, all expenses incident to


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the performance by Carillon Fund under this Agreement shall be paid by Carillon
Fund, Carillon Advisers, Inc. (investment adviser to Carillon Fund) or Carillon Investments, Inc. (distributor of the Contracts), including the cost of registration of Carillon Fund's shares with the Securities and Exchange Commission and in states where required. Carillon Fund shall distribute to the Accounts (or safekeeping bank), its proxy material, periodic fund reports to shareholders and other material as Carillon Fund may require to be sent to contract owners.

5.       Representations and Warranties.

         5.1. Company represents and warrants that (i) the Contracts are and will be registered under the Securities Act of 1933 ("1933 Act"), or are and will be exempt from registration pursuant to a provision of said Act; (ii) the Contracts will be issued and sold in compliance in all material respects with all applicable Federal and State laws; and (iii) the sale of the Contracts shall comply in all material respects with state insurance suitability requirements. The Company further represents and warrants that it is an insurance company duly organized and in good standing under applicable law and that it has legally and validly established the Accounts prior to any issuance or sale thereof as segregated asset accounts under Section 3907.15 of the Ohio Insurance Code.

        5.2 Carillon Fund represents and warrants that fund shares sold pursuant to this Agreement shall be registered under the 1933 Act, duly authorized for issuance. Carillon Fund shall amend


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the Registration Statement for its shares under the 1933 Act and the Investment
Company Act of 1940 ("1940 Act") from time to time as required in order to effect the continuous offering of its shares. Carillon Fund shall register and qualify the shares for sale in accordance with the laws of the various states.

         5.3 Carillon Fund represents that it is currently qualified as a Regulated Investment Company under Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"), and that it will make every effort to maintain such qualification (under Subchapter M or any successor or similar provision) and that it will notify the Company immediately upon having a reasonable basis for believing that it has ceased to so qualify or that it might not so qualify in the future.

         5.4 The Company represents that the Contracts are currently treated as life insurance, endowment or annuity insurance contracts under applicable provisions of the Code and that it will make every effort to maintain such treatment and that it will notify Carillon Fund immediately upon having a reasonable basis for believing that the Contracts have ceased to be so treated or that they might not be so treated in the future.

         5.5 Carillon Fund represents that it is lawfully organized and validly existing under the laws of the State of Maryland and that it does and will comply in all material respects with the 1940 Act. Carillon Fund further represents that it is a registered investment company under the 1940 Act and shall remain registered throughout the term of this Agreement.

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         5.6 The Company and its agents shall not, without the written consent of Carillon Fund, make representations concerning Carillon Fund or its shares except those contained in the then current prospectuses and in current printed sales literature of Carillon Fund.

6.       Administration of Accounts.

         Administrative services to purchasers of Contracts shall be the responsibility of Company and shall not be the responsibility of Carillon Fund. Carillon Fund recognizes Company as the sole shareholder of Carillon Fund shares issued under this Agreement.

7.       Termination.

         This agreement shall terminate as to the sale and issuance of new
         Contracts:
          a. at the option of Company or Carillon Fund upon six months' advance written notice to the other;
          b. at the option of Company if Carillon Fund shares are not available for any reason to meet the requirement of Contracts as determined by Company or safekeeping bank. Reasonable advance notice of election to terminate shall be furnished by Company;
          c. at the option of Company or Carillon Fund, upon institution of formal proceedings against the brokerdealer or broker-dealers marketing the Contracts, the Accounts, Company, or Carillon Fund by the National Association of Securities Dealer, the Securities and Exchange Commission or any other regulatory body;


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d.             upon assignment of this agreement unless made with the written consent of each other;
e. if Carillon Fund's shares are not registered, issued or sold in conformance with Federal or State law or such law precludes the use of Carillon Fund's shares as the underlying investment medium of Contracts issued or to be issued by Company. Prompt notice shall be given by either party of this provision occur.

8.             Continuation of Agreement.

         Termination as the result of any cause listed in the preceding paragraph shall not affect Carillon Fund's obligation tofurnish its shares to Contracts then in force for which its shares serve or may serve as the underlying medium unless such further sale of Carillon Fund shares is proscribed by law or the Securities and Exchange Commission or other regulatory body.

9.       Notice.

         Each notice required by this agreement shall be given by telephone or facsimile and confirmed in writing to:

If to Company:

                The Union Central Life Insurance Company
                1876 Waycross Road
                Cincinnati, Ohio 45240
                Attn: Law and Corporate Relations Department

If to Carillon Fund:

                Carillon Advisers, Inc.
                1876 Wayross Road
                Cincinnati, Ohio 45240
                Attn: President and Chief Executive Officer

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10.      Review of Advertising.

         Advertising and literature with respect to Carillon Fund prepared by Company or its agents for use in marketing its Contracts will be submitted to Carillon Fund for review before such material is submitted to the SEC or NASD for review.

11.      Proxy Voting.

         If and to the extent required by law, Company will distribute to contract owners all proxy material furnished by Carillon Fund and will vote shares in accordance with instructions received from those contract owners with contract values allocated to Carillon Fund shares. Company shall vote Carillon Fund shares for which no instructions have been received in the same proportion as shares for which such instructions have been received from contract owners. Company and its agents will in no way recommend action in connection with or oppose or interfere with the solicitation of proxies for Carillon Fund shares held for such contract owners.

12.      Potential Material Conflicts.

         12.1 Carillon Fund agrees that its Board of Directors, constituted with a majority of disinterested directors, will monitor each portfolio of Carillon Fund for the existence of any material irreconcilable conflict between the interests of the variable annuity contract owners and the variable life insurance policy policyowners of the Company and/or affiliated companies investing in Carillon Fund. The Board shall have the sole authority to determine if a material irreconcilable conflict exists, and such determination shall be binding on the Company


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only if approved in the form of a resolution by a majority of the Board, or a majority of the disinterested directors of the Board. The Board will give prompt notice of any such determination to the Company.

          12.2 The Company agrees that it will be responsible for assisting the Board in carrying out its responsibilities by providing the Board, as it may reasonably request, with all information necessary for the Board to consider any issues raised and agrees that it will be responsible for promptly reporting any potential or existing conflicts of which it is aware to the Board, including, but not limited to, an obligation by the Company to inform the Board whenever Contract voting instructions are disregarded. The Company agrees that, if a material irreconcilable conflict arises, it will at its own cost remedy such conflict up to and including (a) withdrawing such assets allocable to some or all of the Accounts from Carillon Fund or any portfolio and reinvesting such assets in a differenct investment medium, including (but not limited to) another portfolio of Carillon Fund, or submitting to a vote of all affected contract owners whether to withdraw the assets from Carillon Fund or any portfolio and reinvesting such assets in a different investment medium and, as appropriate, segregating the assets attributable to any appropriate group of contract owners that votes in favor of such segregation, or offering to any of the affected contract owners the option of segregating the assets attributable to their Contracts; or (b) establishing a new registered management investment company and segregating the

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assets underlying the Contracts, unless a majority of contract owners materially adversely affect by the conflict have voted to decline the offer to establish a new registered management investment company.

          12.3 A majority of disinterested directors of the Board shall determine whether any proposed action by the Company adequately remedies any material irreconcilable conflict. In the event that the Board determines that any proposed action does not adequately remedy any material irreconcilable conflict, the Company will withdraw from investment in Carillon Fund each of the Accounts designated by the disinterested directors and terminate this Agreement within six months after the Board informs the Company in writing of the foregoing determination; provided, however, that such withdrawal and termination shall be limited to the extent required toremedy any such material irreconcilable conflict as determined by a majority of the disinterested directors of the Board.

           IN WITNESS WHEREOF, the undersigned have executed this Agreement by their duly authorized officers as of this 10th day of April, 1996.

   THE UNION CENTRAL                        CARILLON FUND, INC.
   LIFE INSURANCE COMPANY

   By   /S/ Jerome C. Schmidt               By   /S/ John F. Labmeier
      ---------------------------              --------------------------
        Vice President                           Vice President
        Name and title                           Name and title




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